EXHIBIT 99.1

CONTACTS:
Thomas W. Freeze, Sr. VP and CFO                 Philip Bourdillon/Eugene Heller
Poore Brothers, Inc.                             Silverman Heller Associates
623-932-6203                                     310-208-2550


                  POORE BROTHERS REPORTS FIRST-QUARTER RESULTS


        INITIAL SHIPMENTS OF CRUNCH TOONS(TM) BRAND TO BEGIN IN JUNE 2003

     Goodyear, Arizona (April 24, 2003) - Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the first quarter ended March 29, 2003.

     For the first quarter of 2003, net revenues reached $15.2 million, an increase of 7% compared to first quarter 2002 net revenues of $14.3 million. The Company's revenue increase was driven by strong growth of T.G.I. FRIDAY'S(R) brand salted snacks in the vending and convenience store channels, partially offset by fewer large-scale promotional events in the grocery channel. T.G.I. FRIDAY'S(R) brand salted snacks revenue grew 16%, accounting for approximately 63% of the Company's net revenues in the quarter, and was partially offset by lower revenue from TATO SKINS(R) brand snacks in the vending channel. Revenue from the Company's potato chip brands and distributed products rose modestly.

     Pre-tax income in the first quarter of 2003 rose to $486,006, an increase of 22%, from $398,024 in the prior year quarter, despite approximately $200,000 in spending on manufacturing tests and marketing-related activities associated with the upcoming launch of the Company's CRUNCH TOONS(TM) brand snacks. Net income for the first quarter of 2003 was $303,006, or $0.02 per basic and diluted share, a decrease from $380,024, or $0.02 per basic and diluted share, in the same quarter of 2002 due to the impact of recording federal income tax expense in 2003, but not in the comparable quarter of 2002.

     Gross profit rose to $3.0 million, an increase of 20%, compared to $2.5 million in the first quarter of 2002. Gross profit margin improved to 19.9% in 2003 versus 17.6% in 2002 due principally to lower overall trade promotion spending reflected in net revenue, offset by higher transportation expense due to rising fuel costs. Manufacturing efficiencies improved modestly, however the benefits were mostly offset by costs from the CRUNCH TOONS(TM) manufacturing tests mentioned previously. Operating costs increased to $2.5 million, up from $2.0 million in 2002, due primarily to marketing-related expenses associated with the upcoming launch of CRUNCH TOONS(TM) brand snacks and increased payroll and benefit costs. Interest expense decreased in the first quarter of 2003 by over 50% from the comparable period in 2002 due to lower long-term debt borrowings.

     Mr. Eric J. Kufel, president and chief executive officer, stated, "We are pleased with our first-quarter financial performance. Our strategic focus on building a portfolio of innovative national snack food brands, such as T.G.I. FRIDAY'S(R) brand salted snacks, has allowed us to continue investing in building an organization and infrastructure capable of sustaining long-term revenue and profit growth. We are both pleased with our past performance and excited about our future growth potential as we prepare to launch a diverse portfolio of unique new brands in 2003 and beyond. In particular, we are excited about the enthusiastic feedback we have received from several major national retailers regarding CRUNCH TOONS(TM) and we are looking forward to its launch this summer."

     As previously announced, the Company plans to commence the national launch of its CRUNCH TOONS(TM) brand salted snacks, initially featuring the LOONEY TUNES(TM) characters, with initial shipments expected to begin in June 2003. The new brand utilizes innovative new product manufacturing technology to create snacks with remarkable three-dimensional resolution. Along with the innovative new snacks, the Company has developed interactive packaging with on-pack games and tattoos that will appeal to kids.

     Mr. Thomas W. Freeze, senior vice president and chief financial officer, commented, "We are a growing national snack food marketer with a strategic platform poised to generate revenue growth in 2003 and beyond. In 2003, our goal is to successfully launch the CRUNCH TOONS(TM) brand into all key trade channels nationwide. We plan to support the launch by investing heavily in introductory consumer and trade marketing programs, including first-ever national television advertising, to generate consumer trial and build equity in the company-owned CRUNCH TOONS(TM) brand name. These introductory programs will commence in the second half of the year, with most occurring in the fourth quarter. These investments will adversely affect profitability in the quarters in which they occur; however, we expect profitability to improve substantially in 2004."

ABOUT POORE BROTHERS, INC.

     With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of INTENSELY DIFFERENT(TM) salted snack foods under a variety of owned or licensed brand names, including CRUNCH TOONS(TM), T.G.I. FRIDAY'S(R), TATO SKINS(R), POORE BROTHERS(R), BOB'S TEXAS STYLE(R), and BOULDER POTATO COMPANY(R). Further information is available at http://www.poorebrothers.com.

     STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE "FORWARD LOOKING" STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO, THE POTENTIAL NEED FOR ADDITIONAL FINANCING, ACQUISITION-RELATED RISKS, SIGNIFICANT COMPETITION, CUSTOMER ACCEPTANCE OF EXISTING AND FUTURE PRODUCTS, DEPENDENCE UPON MAJOR CUSTOMERS, DEPENDENCE UPON EXISTING AND FUTURE LICENSE AGREEMENTS, GENERAL RISKS RELATED TO THE FOOD PRODUCTS INDUSTRY, AND SUCH OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

LOONEY TUNES, characters, names and all related indicia are trademarks of and(C)Warner Bros. (s03)

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                           QUARTER ENDED
                                                  -----------------------------
                                                    MARCH 29,        MARCH 30,
                                                      2003             2002
                                                  ------------     ------------
                                                   (unaudited)      (unaudited)
Net revenue                                       $ 15,217,683     $ 14,277,520
Cost of revenue                                     12,186,603       11,760,688
                                                  ------------     ------------
     Gross profit                                    3,031,080        2,516,832
Selling, general & administrative expenses           2,473,446        1,964,924
                                                  ------------     ------------
     Operating income                                  557,634          551,908
Interest expense, net                                  (71,628)        (153,884)
                                                  ------------     ------------
     Income before income tax provision                486,006          398,024
Income tax provision                                  (183,000)         (18,000)
                                                  ------------     ------------
     Net Income                                   $    303,006     $    380,024
                                                  ============     ============

EARNINGS PER COMMON SHARE:
     Basic                                        $       0.02     $       0.02
                                                  ============     ============
     Diluted                                      $       0.02     $       0.02
                                                  ============     ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
     Basic                                          16,730,642       15,692,387
                                                  ============     ============
     Diluted                                        18,025,514       17,439,210
                                                  ============     ============

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        MARCH 29,      DEC. 28,
                                                          2003           2002
                                                       -----------   -----------
Current assets                                         $ 9,766,366   $ 8,808,726
Property and equipment, net                             13,135,985    13,009,948
Other assets, net                                        9,929,003     9,937,952
                                                       -----------   -----------
     Total assets                                      $32,831,354   $31,756,626
                                                       ===========   ===========

Current liabilities                                    $ 7,753,994   $ 6,848,755
Long-term debt                                           3,869,251     4,105,118
Deferred tax liability                                      80,512        80,512
                                                       -----------   -----------
     Total liabilities                                  11,703,757    11,034,385
Shareholders' equity                                    21,127,597    20,722,241
                                                       -----------   -----------
     Total liabilities and shareholders' equity        $32,831,354   $31,756,626
                                                       ===========   ===========